Exhibit 99.1

Callon Petroleum Company Announces Partial Redemption Of 13.00% Senior Notes Due 2016

Natchez, MS (November 15, 2013) -- Callon Petroleum Company (“Callon”) (NYSE: CPE) today announced it is redeeming $48,480,500 of its outstanding 13.00% Senior Notes due 2016 (the “Notes”). The current aggregate principal amount of Notes outstanding is $96,961,000. The redemption will be made in accordance with the terms of the indenture governing the Notes.

Callon expects to redeem the Notes on December 17, 2013 (the “Redemption Date”) at a redemption price of 103.250% of their principal amount, plus accrued and unpaid interest to the Redemption Date.

Cede & Co., the record holder for each of the Notes, as nominee of The Depository Trust Company (“DTC”), has been notified of the partial redemption. DTC will conduct a lottery to determine the allocation of redemptions among broker-dealer firms and each participant broker-dealer will in turn determine how redeemed Notes are allocated among its underlying beneficial owners. Allocation procedures among different broker dealers may vary and Callon has no control over the allocation process of DTC or the broker-dealers. As a result, beneficial owners of Notes may not be redeemed on a strictly pro-rata basis; certain beneficial owners of Notes may have a higher percentage of their Notes redeemed than others, and certain beneficial owners of Notes may not have any Notes redeemed. Owners of Notes should contact their financial advisers for more specific details regarding their broker-dealer’s allocation procedures.

This announcement is for informational purposes only and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those related to the redemption of the Notes and the methodology for and timing of such redemption. These projections and statements reflect Callon’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.